INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT is made and executed the ___ day of _____________, 2011, by and between Ramius IDF Master Fund LLC (the "Company") and Ramius Alternative Solutions LLC (the "Adviser"), each a Delaware limited liability company.

WHEREAS, the Company is registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified management investment company, and Ramius is an investment adviser registered as such with the Commission under the Investment Advisers Act of 1940; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

WHEREAS, the Company desires to retain the Adviser to render investment advisory services and to provide certain administrative services to the Company in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser desires to be retained to perform such services on said terms and conditions;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed, by and between the parties as follows:

1.             (a)           The Company hereby retains the Adviser, and the Adviser hereby agrees, to act as the investment adviser of the Company and, subject to the supervision and control of the Board of Managers of the Company (the "Board"), to manage the investment activities of the Company as hereinafter set forth.  Without limiting the generality of the foregoing, the Adviser shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of the Company in a manner consistent with the investment objective, policies and restrictions of the Company, as set forth in the Confidential Memorandum of the Company and as may be adopted from time to time by the Board, and applicable laws and regulations; determine the securities to be purchased, sold or otherwise disposed of by the Company and the timing of such purchases, sales and dispositions; invest the Company's assets in unregistered investment funds or other investment vehicles and registered investment companies ("Investment Funds"), which are managed by investment managers ("Investment Managers"), including Investment Managers for which separate investment vehicles have been created by the Company in which the Investment Managers serve as general partners or managing members and the Company is the sole investor ("Sub-Funds") and Investment Managers who are retained to manage the Company's assets directly through separate managed accounts (Investment Managers of Sub-Funds and of managed accounts are collectively referred to as "Subadvisers"), and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Company, as the Adviser shall deem necessary or appropriate.  The Adviser shall furnish to or place at the disposal of the Company such of the information, evaluations, analyses and opinions formulated or obtained by the Adviser in the discharge of its duties as the Company may, from time to time, reasonably request; and

(b)           The Company also retains the Adviser to provide, and the Adviser agrees to provide certain management, administrative and other services to the Company.  Notwithstanding the appointment of the Adviser to provide such services hereunder, the Board shall remain responsible for supervising and controlling the management, business and affairs of the Company.  The management, administrative and other services to be provided by the Adviser shall include:

(i)	providing office space, telephone and utilities;

(ii)	providing administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

(iii)	supervising the entities which are retained by the Company to provide administration, custody and other services to the Company;

(iv)	handling investor inquiries regarding the Company and providing them with information concerning their investments in the Company and capital account balances;

(v)	monitoring relations and communications between investors and the Company;

(vi)	assisting in the drafting and updating of disclosure documents relating to the Company and assisting in the preparation of offering materials;

(vii)	maintaining and updating investor information, such as change of address and employment;

(viii)	assisting in the preparation and mailing of investor subscription documents and confirming the receipt of such documents and funds;

(ix)	assisting in the preparation of regulatory filings with the Commission and state securities regulators and other Federal and state regulatory authorities;

(x)	preparing reports to and other informational materials for members and assisting in the preparation of proxy statements and other member communications;

(xi)	monitoring compliance with regulatory requirements and with the Company's investment objective, policies and restrictions, and such policies and procedures as may be established by the Board;

(xii)
reviewing accounting records and financial reports of the Company, assisting with the preparation of the financial reports of the Company and acting as liaison with the Company's accounting agent and independent auditors;

(xiii)	assisting in preparation and filing of tax returns;

(xiv)	coordinating and organizing meetings of the Board and meetings of the members of the Company;

(xv)	preparing materials and reports for use in connection with meetings of the Board;

(xvi)
maintaining and preserving those books and records of the Company not maintained by any Subadvisers or by the Company's administrator, accounting agent or custodian (which books and records shall be the property of the Company and maintained and preserved as required by the 1940 Act and the rules thereunder and shall be surrendered to the Company promptly upon request);

(xvii)	reviewing and arranging for payment of the expenses of the Company;

(xviii)	assisting the Company in conducting offers to members of the Company to repurchase member interests;

(xix)	reviewing and approving all regulatory filings of the Company required under applicable law;

(xx)	reviewing investor qualifications and subscription documentation and otherwise assisting in administrative matters relating to the processing of subscriptions for interests in the Company;

(xxi)	providing the services of persons employed by the Adviser or its affiliates to serve as officers of the Company, subject to appointment by the Board

(xxii)
assisting the Company in routine regulatory examinations, and working closely with any counsel retained to represent the members of the Board who are not "interested persons," as defined by the 1940 Act and the rules thereunder, of the Company (the "Independent Managers") in response to any litigation, investigations or regulatory matters.

2.            Without limiting the generality of paragraph 1 hereof, the Adviser shall be authorized to open, maintain and close accounts in the name and on behalf of the Company with brokers and dealers as it determines are appropriate; to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Company on such terms as the Adviser considers appropriate and that are consistent with the policies of the Company; and, subject to any policies adopted by the Board and to the provisions of applicable law, to agree to such commissions, fees and other charges on behalf of the Company as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Company and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the federal securities laws; to pursue and implement the investment policies and strategies of the Company using a multi-manager strategy whereby some or all of the Company's assets may be committed from time to time by the Adviser to the discretionary management of one or more Subadvisers, the selection of which shall be subject to the approval of the Board in accordance with requirements of the 1940 Act and the approval of a majority (as defined in the 1940 Act) of the Company's outstanding voting securities, unless the Company receives an exemption from the provisions of the 1940 Act requiring such approval by security holders; and to identify appropriate Subadvisers, assess the most appropriate investment vehicles (general or limited partnerships, separate managed accounts or other investment vehicles (pooled or otherwise), and determine the assets to be committed to each Subadviser.  The Adviser may, subject to such procedures as may be adopted by the Board, use affiliates of the Adviser as brokers to effect the Company's securities transactions and the Company may pay such commissions to such brokers in such amounts as are permissible under applicable law.

3.             (a)           In consideration of the services provided by the Adviser pursuant to this Agreement, the Company will pay the Adviser a fee computed at the monthly rate of 0.0625% (0.75% on an annualized basis) of the net assets of the Company determined as of the first business day of each calendar month (including the amount of any capital contributions to the Company made as of such date), which fee shall be due and payable in arrears within five business days after the end of each fiscal quarter (the "Advisory Fee").  The Advisory Fee will be appropriately adjusted or pro rated with respect to any capital that is contributed to the Company on any day other than as of the first business day of a calendar month or is withdrawn from the Company other than as of the end of the calendar month, based on the number of days such capital was invested in the Company during the month.

(b)           The Adviser is responsible for all costs and expenses associated with the provision of its services hereunder and, at its own expense, will maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by it or furnished to the Company under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or otherwise retained by the Adviser or made available to the Adviser.

4.             The Company will, from time to time, furnish or otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Company as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

5.            Except as provided herein or in another agreement between the Company and the Adviser, the Company shall bear all of its own expenses, including: all investment related expenses (including, but not limited to, fees paid directly or indirectly to Investment Managers, all costs and expenses directly related to portfolio transactions and positions for the Company's account such as direct and indirect expenses associated with the Company's investments, including its investments in Investment Funds, transfer taxes and premiums, taxes withheld on foreign dividends and, if applicable in the event the Company utilizes a Subadviser, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees); all costs and expenses associated with the establishment of Investment Funds managed by Subadvisers; any non-investment related interest expense; fees and disbursements of any attorneys and accountants engaged by the Company to represent or provide services to the Company or the Independent Managers; audit and tax preparation fees and expenses; administrative expenses and fees; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance policy and a fidelity bond; the Advisory Fee; fees payable to the Company's member servicing agent; fees and travel-related expenses of members of the Board ("Managers") who are not employees of the Adviser or of any affiliated person of the Adviser; all costs and charges for equipment or services used in communicating information regarding the Company's transactions among the Adviser and any custodian or other agent engaged by the Company; any extraordinary expenses; and such other expenses as may be approved from time to time by the Board.

6.            The compensation paid to the Adviser pursuant to paragraph 3(a) above shall be full compensation for the services provided to the Company and the expenses assumed by the Adviser under this Agreement.

7.            The Adviser will use its best efforts in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, neither the Adviser nor any of its managers, officers or employees or any of their respective affiliates, executors, heirs, assigns, successors or other legal representatives shall be liable to the Company for any error of judgment, for any mistake of law, for any act or omission by the Adviser or any of the foregoing persons or for any loss suffered by the Company.

8.            (a)  The Company shall indemnify the Adviser and its managers, officers or employees and their respective affiliates, executors, heirs, assigns, successors or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties with respect to the Company, except those resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, "disabling conduct").  Indemnification shall be made following:  (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Managers who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder.  The Company shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys' fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance.  The Adviser agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Company for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this paragraph 9.

(b)           Notwithstanding any of the foregoing to the contrary, the provisions of this paragraph 9 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal Securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph 9 to the fullest extent permitted by law.

9.            Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation and, except as required by applicable law (including Rule 17j-1 under the 1940 Act), shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting.  Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

10.           This Agreement shall become effective on the date first set forth above.  Unless earlier terminated pursuant to this paragraph, this Agreement shall remain in effect for a period of two (2) years from such date and shall continue in effect from year to year thereafter, so long as such continuance shall be approved at least annually by the vote of a "majority of the outstanding voting securities of the Company," as defined by the 1940 Act and the rules thereunder, or by the Board; and provided that in either event such continuance is also approved by a majority of the Independent Managers, by vote cast in person at a meeting called for the purpose of voting on such approval.  The Company may at any time, without payment of any penalty, terminate this Agreement upon sixty days' prior written notice to the Adviser, either by majority vote of the Board or by the vote of a "majority of the outstanding voting securities of the Company," as defined by the 1940 Act and the rules thereunder.  The Adviser may at any time, without payment of penalty, terminate this Agreement upon sixty days' prior written notice to the Company.  This Agreement shall also terminate in the event of its "assignment," as such term is defined by the 1940 Act and the rules thereunder, by Ramius, unless such automatic termination shall be prevented by an exemptive order or rule of the Commission.

11.           Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

12.           This Agreement may be amended only by the written agreement of the parties.  Any amendment shall be required to be approved by the Board and by a majority of the Independent Managers in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder.  If required by the 1940 Act, any amendment shall also be required to be approved by such vote of members of the Company as is required by the 1940 Act and the rules thereunder.

13.           This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.           The Company represents that this Agreement has been duly approved by the Board, including by the separate vote of a majority of the Independent Managers, and by the vote of a "majority of the outstanding voting securities of the Company," as defined by the 1940 Act and the rules thereunder.

15.           The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Managers, members of the Company or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

16.           This Agreement embodies the entire understanding of the parties.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

RAMIUS IDF MASTER FUND LLC

By:
Name:
Title:

RAMIUS ALTERNATIVE SOLUTIONS LLC

By:
Name:
Title: